UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934

August 31, 2006
Date of Report (Date of Earliest Event Reported)

HEWLETT-PACKARD COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET, PALO ALTO, CA		94304
(Address of principal executive offices)		(Zip code)

(650) 857-1501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On May 22, 2006, Hewlett-Packard Company (“HP”) announced the resignation of Thomas J. Perkins from its Board of Directors.  At the time of his resignation, Mr. Perkins did not provide any written communication to HP concerning the reasons for his resignation.  Following his resignation, and after HP on May 22 had disclosed the fact of Mr. Perkins’ resignation on Form 8-K in accordance with the applicable federal securities laws, Mr. Perkins notified HP that he had concerns with the HP Board’s handling of investigations that had been conducted into leaks of confidential HP information from meetings of the HP Board of Directors. HP is filing this Form 8-K to report the following additional information about the circumstances relating to Mr. Perkins’ resignation, to report the findings of its leak investigations, and to report other related events that have occurred subsequent to the completion of those investigations and Mr. Perkins’ resignation.

HP has been the subject of multiple leaks of confidential HP information, including information concerning the internal deliberations of its Board of Directors.  HP believes these leaks date back to at least 2005.  In response to these leaks, outside legal counsel conducted interviews of directors in early 2005 in order to determine the source of the leaks and to obtain each director’s reaffirmation of his or her duty of confidentiality.  The interview process did not yield the source of the leaks.  Notwithstanding these actions, the leaks continued.  As a result, the Chairman of the Board, and ultimately an internal group within HP, working with a licensed outside firm specializing in investigations, conducted investigations into possible sources of the leaks of confidential information at HP.  Those investigations resulted in a finding that Dr. George A. Keyworth II, one of HP’s directors, did, in fact, disclose Board deliberations and other confidential information obtained during Board meetings to the media without authorization.  At a Board meeting on May 18, 2006, after Dr. Keyworth acknowledged that he had leaked confidential information, the Board, after deliberation, asked Dr. Keyworth to resign his position as a director, which he declined to do.  It is at that meeting that Mr. Perkins resigned from the Board after expressing personal frustration with the Chairman of the Board relating to the handling of the matter with the Board.  He stated that he objected to the matter being brought before the full Board and that he believed the Chairman had agreed that he and she would handle the matter privately.  The Chairman disputed Mr. Perkins’ assertion, explaining that she was complying with advice from outside counsel on the appropriate handling of the matter.  At the time, Mr. Perkins confirmed he did not have any disagreement with HP on any matter relating to HP’s operations, policies or practices.

On June 19, following his resignation and after HP reported Mr. Perkins’ resignation on Form 8-K, Mr. Perkins sought information from HP concerning the methods used to conduct HP’s investigations into the leaks, asserted that phone and e-mail communications had been improperly recorded as part of the investigation, and informed HP that he had recently consulted with counsel regarding that assertion.  In response to Mr. Perkins’ request, HP informed Mr. Perkins that no recording or eavesdropping had occurred, but that some form of “pretexting” for phone record information, a technique used by investigators to obtain information by disguising their identity, had been used.  Mr. Perkins, although no longer a director, then requested that HP conduct an inquiry into the propriety of the techniques used to conduct the investigation.

HP’s Nominating and Governance Committee thereafter engaged the outside counsel to conduct an inquiry into the conduct and processes employed with respect to HP’s investigation of leaks of confidential information (the outside counsel was not involved in the investigations of the leaks initiated by the Chairman or the internal HP group).  The Committee was advised that HP had engaged an outside consulting firm with substantial experience in conducting internal investigations and that this firm had retained another party to obtain phone information concerning certain calls between HP directors and individuals outside of HP.  The Committee was further advised that the Chairman and HP had instructed the outside consulting firm to conduct its investigation in accordance with applicable law and that the outside consulting firm and its counsel had confirmed to HP that its techniques were legal.  After its review, the Committee determined that the third party retained by HP’s outside consulting firm had in some cases employed pretexting.  The Committee was then advised by the Committee’s outside counsel that the use of pretexting at the time of the investigation was not generally unlawful (except with respect to financial institutions), but such counsel could not confirm that the techniques employed by the outside consulting firm and the party retained by that firm complied in all respects with applicable law.

Based upon its investigation, the Nominating and Governance Committee has recommended to HP’s Board and Chief Executive Officer that controls relating to investigations be strengthened and that management should be in a position to assure that all aspects of HP’s investigations comply with applicable laws and HP’s code of ethics as applicable to HP’s directors, officers and employees.  HP’s Board and Chief Executive Officer have accepted the conclusions and recommendations of the Committee.

HP recently has been informally contacted by the Attorney General of the State of California requesting information concerning the processes employed in the investigations into the leaks.  HP intends to cooperate fully with that inquiry. HP also has received a comment letter from the staff of the Securities and Exchange Commission’s Division of Corporation Finance with respect to its May 22 Form 8-K regarding Mr. Perkins’ resignation.  HP intends to respond to the SEC staff that it believes its disclosures in the May 22 Form 8-K with respect to Mr. Perkins’ resignation were accurate and complete at the time of filing and were based upon Mr. Perkins’ actions and representations prior to such time concerning the reasons for his resignation.

In addition, on August 31, 2006 the HP Board of Directors, upon the recommendation of the Nominating and Governance Committee, also determined that, based on his conduct, Dr. Keyworth should not be nominated for another term on the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY

DATE: September 6, 2006	By:	/s/ Charles N. Charnas
	Name:	Charles N. Charnas
	Title:	Vice President, Deputy General Counsel and Assistant Secretary